Exhibit 99.1

CORPORATE PARTICIPANTS

David Butters GulfMark Offshore - Chairman

Quintin Kneen GulfMark Offshore - CFO

Bruce Streeter GulfMark Offshore - CEO, President

David Rosenwasser GulfMark Offshore - COO

CONFERENCE CALL PARTICIPANTS

Jeff Tillery Tudor Pickering - Analyst

Greg Lewis Credit Suisse - Analyst

Jeff Spitell Global Hunter Securities - Analyst

Joe Gibney Capital One - Analyst

James West Barclays Capital - Analyst

Trey Stolz Iberia Capital Partners - Analyst

Bill Dezellum Tieton Capital Management - Analyst

Haithem Nokta Clarkson Capital Markets - Analyst

Mark Brown Citigroup - Analyst

PRESENTATION

Operator

Welcome, everyone, to the GulfMark Offshore first quarter 2013 earning's call. My name is Jamie and I will be your conference specialist for this presentation. On the call today are David Butters, Chairman; Bruce Streeter, President and Chief Executive Officer; Quintin Kneen, Chief Financial Officer; and David Rosenwasser, Chief Operating Officer. After the speakers' remarks there'll be a question-and-answer session.

(Operator instructions)

Please note today's event is being recorded. This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors. These risks are more fully disclosed in the Company's filings with the SEC. Forward-looking comments on this conference call should not, therefore, be regarded as representations in that the projected outcomes can or will be achieved. Thank you. I would now like to turn the call over to Mr. David Butters. Please go ahead.

David Butters - GulfMark Offshore - Chairman

Thank you, Jamie, and good morning, everyone. Today's first-quarter earnings conference call will follow the usual format. Quintin Kneen will cover the financial results as published this morning, followed by both Bruce Streeter and David Rosenwasser, who will cover the markets, and the outlook for the near term. So Quintin, why don't you bring us up and through our financial statements as published?

Quintin Kneen - GulfMark Offshore - CFO

Thank you, David. As we normally do, we will have about 20-30 minutes of prepared remarks from me, Bruce, and David Rosenwasser. And then we will open it up for questions. We will try to provide additional clarity on first quarter results and throughout the call we will provide our expectations for the remainder of 2013. David Rosenwasser is on location in Trinidad, so our apologies if for some reason he gets disconnected during the call.

As we indicated in our press release, we are encouraged by the results of the first quarter. The typical Q4-Q1 seasonality was less pronounced this year. Revenue for the quarter of $96.9 million came in over the high end of our quarterly guidance range of between $90 million and $95 million. On the sequential quarterly basis consolidated-quarterly revenue was up 2% from the fourth quarter, and on a year-over-year basis consolidated quarterly revenue was up 11% over the first quarter 2012.

Based on the first quarter's results of market development since the last call, we are increasing our full-year revenue guidance to be between $425 million and $455 million and our guidance for the second quarter is for revenue to be between $100 million and $105 million. Quarterly revenue in the North Sea region for the first quarter was $40.6 million, up approximately 3% or $1.1 million from the fourth quarter. The increase was a pleasant surprise, as the North Sea revenue typically decreases from Q4 to Q1. Revenue for the first quarter in our Southeast Asia region was $9.7 million, down $3.9 million or 28% from the fourth quarter.

As we discussed on the last two conference calls, we made some strategic management changes in Southeast Asia to better capitalize on the significant market opportunities we see developing there. As a result, revenue for the past two quarters is lower than we would expect based on market conditions. However, we believe that the management changes are starting to have the desired impact and we expect revenue in this region for the second quarter to be the primary driver for the increase in consolidated revenue for the second quarter. The Americas region generated revenue of $46.5 million during the first quarter, up 11% or $4.6 million from the prior quarter. Both utilization and average day rate were up [uniquely]on a sequential quarterly basis. Utilization was up almost 5 percentage points and the average day rate was up 11% for the quarter.

On a consolidated basis, direct operating expense was $53.1 million, which was above our quarterly guidance of $51 million. The increase was due to higher than anticipated increases in labor costs, particularly in the North Sea and the Americas, and higher than estimated repair and fuel expense in the North Sea and Southeast Asia. We anticipated a decrease in full fuel costs during the quarter, but we have relocated several vessels within the North Sea and Southeast Asia regions during the quarter and that resulted in about $600,000 worth of fuel during the quarter. We now anticipate the direct operating expense will be approximately $217 million for the full-year 2013. We anticipate direct operating costs to be $53 million for the second quarter, consistent with the first, and then increasing to $56 million by the fourth quarter. The increase of $9 million as anticipated operating expenses for 2013 is due largely to an additional $6.5 million for wages and the remainder is evenly split between an increase in repairs and anticipated fuel usage. Drydock expense for the fourth quarter was $8.6 million and we still expect drydock expense for 2013 to be approximately $25 million. We now anticipate drydock expense for the second quarter to be a approximately $10 million and that the remainder to be split evenly between the third and fourth quarters.

General and administrative expenses for the quarter amounted to $11 million, $2.5 million under our quarterly guidance of $13.5 million. The decrease was due to a lower 2012 bonus determination and lower than anticipated professional fees. We still anticipate that the run rate for the remaining quarters of 2013 will be approximately $13.5 million. Consolidated depreciation of $15.2 million was essentially flat and in line with our guidance for 2013. We still anticipate depreciation expense to be $63 million for the year, the first two quarters will be approximately $15 million and the last two quarters will increase approximately $1.2 million per quarter. As a result, consolidated operating income for the first quarter was $9.1 million, reflecting an operating income margin of 9%.Interest expense for the first quarter was $6.4 million, in line with our guidance for the quarter. We still anticipate interest expense to be $20 million for the full-year 2013, declining approximately $1 million in the subsequent quarters of the year.

The tax provision for the fourth quarter was an expense of $389,000, which resulted in an overall tax rate for the quarter of 12%, just under our guidance of 13%. Capital expenses for the quarter amounted to $45.9 million. Cash on hand at quarter end was $119.1 million. All totaled, net debt plus cash was $381.9 million at March 31. That's an increase of $66 million since December 31 and reflects principally the cash used by operations during the quarter of $6 million, net capital expenses of $37 million and dividends and share repurchases of approximately $19 million. To recap, at March 31, the senior notes represented all of our $501 million of outstanding indebtedness, there are no borrowings outstanding under our revolving credit facilities and debt net of cash was $381.9 million.

There are currently 11 vessels that we will be constructing over the next two years and the total construction cost of these vessels is estimated to be $456 million. As of March 31, we spent approximately $220 million on these vessels. We anticipate spending another $139 million during the remainder of 2013, $87 million in 2014, and $10 million in 2015 to complete the program. We originally had two vessels scheduled to deliver at the very end of this quarter but more than likely they will deliver early in the third quarter of 2013. That will make it five vessels that we will deliver in the third quarter. Four in the North Sea and one in US. There have been no changes to the expected total cost of the program. The anticipated quarter of delivery for the last Norwegian 300 Class, Arctic Class vessel has moved back by one quarter as well. Labor shortages and inefficiencies, as well as some equipment delays are driving the requirement for the additional construction time. A schedule setting out the basic specifications of each of the newbuilds, their anticipated total costs and the quarter in which they are currently anticipated to be delivered will be featured in the 10-Q filed later today. The funding of the vessels will largely be through cash on hand and cash generated by operations over the next two years. But we will also begin to utilize our revolving credit facilities.

Contract cover for 2013 stands currently at 60%, up from the 57% we reported on the last earnings call. Consolidated contracted revenue for the remainder of 2013 is $238 million. That's revenue dollars in backlog. $238 million of revenue dollars for the remainder of 2013 breaks down as follows; $105 million for the North Sea, $26 million for Southeast Asia, and $107 million for the Americas. Over contract for 2013 stands currently at 32%. And the total US dollar value of all backlog is currently $528 million. With that, I will transfer the call to Bruce this one last time to give more detail on current market conditions and more perspective on 2013.

Bruce Streeter - GulfMark Offshore - CEO, President

Thank you, Quintin. As pointed out, this is my last call, and I'm very pleased to report on a strong quarter. The quarter that has largely followed our expectations and we believe will lead to progressively stronger quarters as the year develops.

We have now completed the sixth and final vessel in the initial vessels stretch program, but that vessel committed to a charter that started when the vessel was first available. We have now started a similar vessel project on a larger class of Gulf of Mexico ships, with the first one expected to enter the yard during June. We expect similar results on a return basis from the completed vessels and if that is what happens, it will be fantastic. Quintin gave you some background on the newbuild program. The benefit of the program will start to be felt very soon, as we are getting close to deliveries. David will provide some detail when he discusses markets, and I don't want to steal his thunder. However, we have had a great deal of interest in the vessels and fully expect some of the current discussions to result in contracts.

On a global view, we are pleased with what has been growth in demand in virtually all regions, including those where pundits were less optimistic. Asian utilization that we expected to rebound, is doing so. And as anticipated, we have a wider footprint in that region than we did previously. The North Sea has shown a higher fixing level than people expected. And while weak spot market periods still occur, they are not as common as expected. The Americas areas buoyed by extremely strong demand and high utilization. The new delivery vessels will definitely add to our market strength. Vessel deliveries range from a few weeks early to several weeks late. Quintin has mentioned some of the difficulties that are encountered in dealing with shipyards these days, but overall, we are quite pleased with the delivery plan. We are, in fact, looking at a couple of the vessels that we expected to be end of 2013 deliveries but instead may have 2014 birthdays, which going forward will be advantageous.

Drydock impact will be lower than last year, both in terms of expenditure and days out of service. In a year with expanding demand and very strong US demand, that is very important. Costs are rising, which is occurring as utilization and demand are increasing. We must have adequate crew, but more importantly we must have the right crew. Unfortunately, manufacturer support in some cases is less than ideal. This has led us to higher levels of maintenance costs and higher level of parts purchases to ensure maximum utilization, and is reflected in our intended and expected results on the cost side as we look forward to the rest of the year. However, higher revenue and earnings do result in higher expenditures, and depending on the location of the revenue, higher taxes. This is not bad as long as we're moving towards a time when increases in revenue exceed increases in costs.

As I move off into the sunset, I have a strong conviction that we're moving in the right direction, and that the right team to lead us into the future. With that, I will let David provide more specifics on operations in the regions.

David Rosenwasser - GulfMark Offshore - COO

Good morning and thanks, Bruce. As Bruce just alluded to, the first quarter in the North Sea began with some seasonal softness, but when a major North Sea customer fixed 15 vessels away, that created an immediate knock-on effect in the market. It drove a few other operators in the area to tender [pro-ditional] vessels of their own, creating momentum in the market from the end of the first quarter. As a result, nearly half of the approximately 50 PSV spot availability in the North Sea is now committed with contract roll on through the summer months. Although most of these contracts are three to six month terms, many carry with them option periods which could commit some of the vessels through the end of the year.

During the quarter, our spot exposure was approximately four to five vessels with utilization that picked up in the second half of the quarter on average day rates for this time of year. However, we did commit to and/or start term contracts for five vessels, with periods varying from one to three years. Among these were two of our large Anchor Handling Towing Supply vessels. Being paid mobilization to leave the North Sea and West Africa markets, starting multi year contracts in Trinidad. The seven vessel newbuild program in the North Sea remains busy with four vessels expected to deliver in the third quarter of this year. These will include two 300 Class vessels, a 280 class vessel and the first of our two 300 Arctic Class vessels. All of which are being actively marketed at present.

In Southeast Asia, as expected, we experienced an average utilization of approximately 50% for the quarter. This was a result of both our previously mentioned restructuring efforts and drydockings in the area. In the later part of the quarter, however, we did see improvement with increasing utilization and forward commitments for a number of vessels. Several vessels have since moved on to term contracts at good day rates, and we expect this trend to continue to move as we move towards more normalized levels throughout the quarter and through the remainder of the year. In the Americas, we continue to see a strong market with very limited to no DP2 vessel availability in the US Gulf. As we mentioned on our last call, the majority of our contracts in the US Gulf rolled over in the first quarter at higher rates, absorbing the expected cost increases in the area.

During the quarter, we also delivered two of three Stretch Vessels, with the third and final vessel in our phase two 230 Class Stretch program delivering just after the quarter ended. All three of these vessels were contracted before delivery and began work immediately after leaving the yard. We've also seen continued strong demand in our other Americas operating areas as well. We began a multi year charter in Brazil for a PSV that we upgraded at the end of 2012 in the US; have extended two separate term contracts for PSVs and an FSV in Trinidad, and have extended term contracts for two anchor handlers in Mexico.

In the US, the newbuild enhanced vessel programs continue to progress as planned. In addition to the 230 Class Stretch program I just mentioned, the yard has begun construction of our first of four 260 Class Stretch modules. We expect the first vessel to arrive at the yard at the end of the second quarter and take approximately 90 days to complete. The 280 Class and 300 Class newbuild programs are also continuing, with the first of the 280s expected to deliver at the end of the third quarter of this year. The second 280 Class vessels currently expected to deliver at the end of the fourth quarter of this year, but depending on potential client need, may push the first quarter of 2014 to take advantage of the 2014 year build. Finally, we have cut steel on the first of our 300 Class newbuilds and construction is underway. Expected deliveries remain as planned, with the first and second vessels arriving in the third quarter of 2014 and the first quarter of 2015, respectively.

So as you can see, there's been quite a lot happening this year with the benefits of repositioning and enhancements beginning to show results. As we look ahead, we continue to see positive developments in all three of our main operating regions, and are certainly looking forward to a positive and strong 2013. With that, Id like to turn it back over to you, Bruce.

Bruce Streeter - GulfMark Offshore - CEO, President

Thank you, David. Thank you, Quintin and thank you David Butters, for all the support through my time here. I'm looking forward to the future of GulfMark, and with that, I will throw it open to questions.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question-and-answer session.

(Operator instructions)

Jeff Tillery, Tudor Pickering. Please go ahead with your question.

Jeff Tillery - Tudor Pickering - Analyst

Good morning.

Bruce Streeter - GulfMark Offshore - CEO, President

Good morning.

Jeff Tillery - Tudor Pickering - Analyst

I wanted to see -- you mentioned in the release that the two anchor handlers in the North Sea getting signed at increased rates. I just wanted to hear a little more color, how you think about the rest of the year potentially -- I think I recall you been thinking rates kind of flat to slightly up for the year. Anything changed with regard to that view or how you think about for rates in the North Sea?

Bruce Streeter - GulfMark Offshore - CEO, President

I think that overall, we actually think that rates in the North sea are going to be higher than people were expecting at the beginning of the year. It's not a market that generally changes dramatically. But I think that the Statoil fixture and subsequent decision by a number of other peoples to fixed term rather than to stay in the spot market will result in higher average rates, and I think that you will see periods in which you will see positive spikes in the spot market that I don't think people anticipated.

Jeff Tillery - Tudor Pickering - Analyst

And then, Quintin, it sounds like with your guidance for Southeast Asia being the majority of the revenue increase in the second quarter, it sounds like utilization there gets back to the 70s-percent range. Does Q2 look like Q4 for Southeast Asia?

Quintin Kneen - GulfMark Offshore - CFO

My hope is that we will see utilization levels in the mid to high 70s in Southeast Asia in the second quarter. And then stepping up from there. We'll see a little bit higher day rate then we saw in Q4.

Jeff Tillery - Tudor Pickering - Analyst

And last question, just around the stretch vessel that you have taken delivery of in the Gulf of Mexico. Rates are certainly higher than those vessels would have worked out otherwise. Can you give us color where those rates may have fallen out; say relative to the Americas average? Were those premium rates versus Americas average?

Quintin Kneen - GulfMark Offshore - CFO

Yes.

Jeff Tillery - Tudor Pickering - Analyst

Any color on magnitude or am I fishing too much?

Bruce Streeter - GulfMark Offshore - CEO, President

You are fishing too much.

Jeff Tillery - Tudor Pickering - Analyst

Okay. Thank you, guys.

Quintin Kneen - GulfMark Offshore - CFO

Thanks.

Operator

Greg Lewis, Credit Suisse.

Greg Lewis - Credit Suisse - Analyst

Hey, Bruce. Congratulations and good luck.

Bruce Streeter - GulfMark Offshore - CEO, President

Thank you.

Greg Lewis - Credit Suisse - Analyst

I guess as we think about the North Sea, clearly as we think about last year versus this year--David, I believe you mentioned that there are four to five vessels on the spot market right now in the North Sea. Is that a good number that we should about? Or do we think maybe potentially use the strength that was seen the first half of the year to maybe reduced your spot exposure in that market this year?

David Rosenwasser - GulfMark Offshore - COO

We are certainly looking at reducing that spot exposure, but I think at present, four to five is still a good number to use. At least as we look forward in the next one to two quarters.

Greg Lewis - Credit Suisse - Analyst

And as we think about the stretch program, you mentioned that there is the potential --if the 90 day stretch program, you mentioned that there is potential to bring the second boat in at the end of the third quarter for Q4. Is it the market that's going to drive the decision whether or not that boat is going to put into the yard in the third quarter or is it really going to be a function of you want that vessel to be 2014, out of the yard? How should we be thinking about the timing of that?

David Rosenwasser - GulfMark Offshore - COO

With respect to the 260 stretch program, it's really going to be driven by client need. We are trying to time these vessels in with regulatory drydocks to reduce the impact on the clients and their use of the vessel. But at the same time, trying to get these vessels in so that it makes sense for both us and the client.

Greg Lewis - Credit Suisse - Analyst

Okay, perfect. And then lastly, clearly the OpEx ticked up a little bit here. As we think about as 2013 progresses, do we kind of have an expectation that this is the reset at the start of the year and that OpEx kind of holds steady or do we think it kind of just creeps higher over the next couple quarters?

Quintin Kneen - GulfMark Offshore - CFO

I think we're going to see a relatively light creeping of OpEx as we go forward, but I wouldn't expect anything on a large-scale increase going forward.

Greg Lewis - Credit Suisse - Analyst

Okay, and is that really just crew or is there other inputs that we should be thinking about. Or is it really just the fact that there is not a lot of Mariners available and their just able to make a little bit more money?

Quintin Kneen - GulfMark Offshore - CFO

It's a combination of a couple of things. Crew is obviously a large driver of it. But as Bruce mentioned parts availability, vendors availability, so on respect to some maintenance items is also a factor.

Greg Lewis - Credit Suisse - Analyst

Okay, guys. Think you very much for the time.

Bruce Streeter - GulfMark Offshore - CEO, President

Thank you.

Operator

Jeff Spittel, Global Hunter securities.

Jeff Spitell - Global Hunter Securities - Analyst

Good morning, guys. Maybe if we could follow up on Greg's question on OpEx. It sounds like there's a decent element of that that is labor coming out of the North Sea and the Americas region. Is there a piece of that where you got Mariners on the payroll in advance of some of the newbuild deliveries or is it more related to just kind of apples to apples wage escalation in your view?

David Rosenwasser - GulfMark Offshore - COO

Is a little bit of both. Certainly there is a wage escalation there. A couple of things that are driving the increase, too. Our unscheduled vessel moves, that throws fuel into the equation and we had a little more of that in Q1 than we were anticipating. We don't have any other vessel moves scheduled at this point. But that is a wild card. If we do make the decision to relocate a vessel, there'll be some fuel costs associated with that at times. But the majority of the increase is coming from labor costs, and we are staffed up in certain regions for the additional new builds.

Jeff Spitell - Global Hunter Securities - Analyst

Great. And shifting over to the Americas, you characterized the strength in day rates that you saw, particularly in the US Gulf of Mexico. With a little more function in the first quarter of the near-term deck or the spot deck resetting a little bit higher along with the stretch vessel contributions. Or do you see a little bit more rolling over on older charters? And I guess how does that progress as the year goes on? You get more of an uplift from older charters resetting or from movement in the short-term market?

Bruce Streeter - GulfMark Offshore - CEO, President

Both.

David Rosenwasser - GulfMark Offshore - COO

As we mentioned before, the reset on the contracts roll over was a large driver in the first quarter. But we will see some incremental obvious impact from the stretch vessels as they roll into the market and the new builds over the rest of the year. But I don't expect under large reset of existing contracts that we have working through the year.

Jeff Spitell - Global Hunter Securities - Analyst

I appreciate it, David. Bruce, congratulations and best wishes.

Operator

Joe Gibney, Capital One.

Joe Gibney - Capital One - Analyst

Thanks. Good morning. Just one quick one from me. I just want to clarify some fleet composition in the Americas side of things with reference to the anchor handlers being paid to load up and head over to Trinidad. David, how many vessels do we have now in Trinidad going forward on a run rate once those anchor handlers get over there?

David Rosenwasser - GulfMark Offshore - COO

Currently there are five vessels in Trinidad. That may change as we go forward to the next quarter. One vessel's on a world-wide service contract and may roll out to begin work in another area. But I think as we go forward, probably role in four vessels for the area.

Joe Gibney - Capital One - Analyst

That's helpful. And in terms of the majority of the contracts rolling over in the quarter of the Americas being part of the rate lift, what was majority, was it two thirds of your contracts roll over? Was at half? What was the actual number there in terms of percentage of fleet roll over in your Americas mix?

David Rosenwasser - GulfMark Offshore - COO

In the Americas for the US Gulf, it would've been about two thirds of vessels present in the US Gulf.

Joe Gibney - Capital One - Analyst

All right. Helpful. And one last one from me, just back on the labor side, the higher labor costs, you referenced North Sea and Americas. I understand direct OpEx lifting with higher vessel activity. But specifically on the labor cost side, between those two regions was it fairly balanced between the upward biased of that number? Or is it a little bit more Gulf of Mexico or a little bit more North Sea? Just trying to clarify there.

Quintin Kneen - GulfMark Offshore - CFO

It's a little bit more the North Sea. The $6.5 million that we talked about, just the labor increase on the revised estimate, a little more than $3.5 million is coming in from the North Sea. But $2 million in the Americas and the rest, Southeast Asia.

Joe Gibney - Capital One - Analyst

Okay, helpful. Appreciate it. Bruce, best wishes.

Operator

James West, Barclays.

James West - Barclays Capital - Analyst

Good morning, guys. One. Bruce, let me also echo the comments. Great job creating value over all these years and best wishes in your retirement. I also think you mentioned to me about two months ago last time I saw you, that you were going to retire within, I think, a week of the age you told your wife you would retire. So congratulations on hitting that timeline as well.

Quick question from me. I guess more bigger picture, if you well. You have two markets that are inflecting pretty significantly right now. You talk a little bit about the North Sea and gave a little bit about the Stat Oil trade that went through. You also have the Gulf of Mexico that is inflecting and growing significantly and with the just huge number of deep water rigs coming in 2014, which presumably you'll see a pickup in fixtures before that. You have two nicely growing, quick-growing markets. How are you thinking about which one would you want to add additional vessels to? And which one actually, quite frankly, do you think grows faster as you go through this year?

David Rosenwasser - GulfMark Offshore - COO

I actually think you're going to see more growth in our business in Southeast Asia. And I think that's one area where we probably have capital underutilized as far as allocation wants. I think both those markets, the North Sea market and the Gulf of Mexico market are going to be great markets for the next couple of years. Additional CapEx could be justified in those areas, but I think more justified in areas like Southeast Asia.

Bruce Streeter - GulfMark Offshore - CEO, President

Pretty difficult task and challenge looking at the strength of the markets to decide on where you're going to allocate the capital. I look forward to somebody else making that decision.

James West - Barclays Capital - Analyst

These are obviously good places to be or good problems to have, I guess. When do you, Quintin or Bruce or David, when do you make the call on whether you need to make an additional newbuild?

David Rosenwasser - GulfMark Offshore - COO

Well, I think the lead time right now for a new build is probably 1.5 to two years, depending on the location. We're going to be significantly free cash-flow positive in 2015. And I would hope that we would have a good usage of capital allocated to build or buy.

James West - Barclays Capital - Analyst

Okay. Got you. Thanks, guys.

Operator

Trey Stolz, Iberia Capital Partners

Trey Stolz - Iberia Capital Partners - Analyst

Good morning, guys, and again, Bruce, congratulations on retirement. I'm very appreciative of the time you have granted us. You've been very generous in the past. A few questions after I buttered you up a little bit. The Southeast Asia region, you talk about pretty significant quarter-over-quarter increases in utilization. What do you all see in there that gives you that confidence? I think we talk about different countries and additional exposure and other countries in the region. Can you flesh that out a little bit for us?

Bruce Streeter - GulfMark Offshore - CEO, President

I think most of it is internal or external. The market has always been there. As we reshuffled the management team in Southeast Asia, we lost some customer relationships and some of the contracts terminated a little bit sooner than we anticipated. These are contracts that we have concrete visibility on for the second quarter. So it's a little less of the market increases that is driving that and more just GulfMark getting back to normal operating procedures.

David Rosenwasser - GulfMark Offshore - COO

But I think, right now, we have a vessel that's in China and we've had recent market visits to Australia. So it is a larger and a wider market, I think, from an aspect of what we can take advantage of going forward. And it has been historically where we limited ourselves to the strengths of certain specific areas. I think we can take advantage of a wider scope of demand.

Trey Stolz - Iberia Capital Partners - Analyst

Okay. Looking at revenue guidance, can you fine tune that up a little bit. Despite some delivery delays, I'm interpreting that as a positive indicator for your existing vessels. Is that appropriate? And can you detail maybe a little bit more what's changed in the Outlook to come up with that new range?

David Rosenwasser - GulfMark Offshore - COO

Certainly most of the increases come from fine tuning our understanding of how fast our recovery if going to be in Southeast Asia. So that has been one driver. The other one's obviously the pickup in the Gulf of Mexico has been significant. And that gave us a little bit more confidence and some of the estimates we're making in the back part of the year for 2013 and the Gulf. And likewise, the North Sea, you saw real strong Q1, and that gave us a little bit more confidence in the summer working season there in the UK sector of the North Sea.

Bruce Streeter - GulfMark Offshore - CEO, President

And, you know, certain of the vessels that we had assumptions that had limited our expectations going forward, have turned into contracts. Some of the contract -- in the Gulf of Mexico has strengthened i.e. that they are within the contracts, longer periods without cancellation clauses. In the changes as it relates to delivery of the newbuilds doesn't necessarily have a significant impact in that you have to anticipate some amount of time related to startup, et cetera. And that may not occur and the vessels may come out directly onto contract. And there are a couple of vessels that are actually ahead of delivery as well as those that are behind. So this doesn't really have that significant an impact.

Trey Stolz - Iberia Capital Partners - Analyst

Okay, got you. Bruce, we talked about the potential delays and issues in some of the shipyards linked with labor and all. Are you seeing these situations getting worse and is this more specific to the yards you're working in or is it more of a national or nationwide phenomenon?

Bruce Streeter - GulfMark Offshore - CEO, President

No, I think that's a world-wide phenomenon. It takes more management time, it takes more management effort, and our guys are doing a great job. And the shipyards are working hard, too. It's very difficult when one shipyard has a problem and they go steal labor from another yard. Some of the things, I think, are items that you can't anticipate. The manufacturing process error; someone who is building a very complex piece of machinery causes it to be delayed, and that impact the shipyards ability to when they do other functions. It's a tough world out there, and I think you probably follow a number of people building ships, and many of them are going to have significant delays. I think we are real proud of the fact that our vessels are coming out as close to delivery dates as they are.

Trey Stolz - Iberia Capital Partners - Analyst

I appreciate that color. And honestly,-- have not heard a lot of that as of yet in this current newbuild cycle. At least not a lot of companies admitting it. I appreciate that. That's all for me. Thanks.

Operator

Bill Dezellum, Tieton Capital Management.

Bill Dezellum - Tieton Capital Management - Analyst

Jumping back to Southeast Asia, the improvement that you're seeing there, is that primarily you increasing share or is the activity level increasing there and naturally what's driving your increased revenues?

Quintin Kneen - GulfMark Offshore - CFO

Some of is a seasonal. So the market does pick up this time of year. It's seasonally slow in Q4 as well. But most of the gains that we are seeing are us regaining market share that we lost over the past four to six months.

Bill Dezellum - Tieton Capital Management - Analyst

And if we are understanding correctly, part of that is by broadening the number of countries that you are addressing that previously you had not addressed.

Quintin Kneen - GulfMark Offshore - CFO

That's correct.

Bill Dezellum - Tieton Capital Management - Analyst

And then if we've heard you correctly, early in the call, the Q2 revenue growth, I think you said would primarily be driven by the increases in revenue in Southeast Asia. So the $5 million to $10 million increase in guidance this quarter is coming from Southeast Asia. I guess our point of confusion is did we hear that correct? And if so, you've also pointed out that the North Sea, the contracts are up, which in theory that should imply revenue growth there also. And if nearly 100% of that revenue growth is already accounted for by Southeast Asia, what are we missing with the North Sea and some of these other positives?

Quintin Kneen - GulfMark Offshore - CFO

There are two changes that we are talking about. One is the change in the growth from Q1 to Q2. And the other one is just increase in overall guidance for the year. So the change in overall guidance for the year is largely attributable to what we are seeing improving in Southeast Asia. But not all of it, but most of it. The sequential change in Q1 to Q2 will be driven by all regions, including the North Sea and the Americas.

Bill Dezellum - Tieton Capital Management - Analyst

Think you for clearing up my confusion.

Operator

Our next question comes from Haithum Nokta, Clarkson Capital Markets. Please go ahead with your question.

Haithem Nokta - Clarkson Capital Markets - Analyst

Hi, good morning, guys. I was hoping you could touch a little bit on Brazil. It looks like the Petrobras awarded contracts for its PSV 3000 tender. Can you give us some color on how you view the results of that? Previously you had moved some vessels out of Brazil. I was wondering if you think the results of that tender would make you more or less likely to move some more vessels out.

David Rosenwasser - GulfMark Offshore - COO

At this point, most of what you're seeing develop in Brazil are older tenders that have been out, in some cases, for a year and a half that were delayed by Petrobras. Those vessels are finally pushing through. Eight of those vessels were already in Brazil. Seven are newbuilds. Nine are out of the area. Of those nine, two are in the North Sea and seven are in west Africa. I might be slightly off on those numbers, but I think that's pretty close to what happened. With respect to us moving forward in Brazil, it's obviously something we are continuing to evaluate. As I mentioned, we did start a long-term contract with a PSV in Brazil in the first quarter. And as we go forward, we will continue to look at the area and it's potential.

Bruce Streeter - GulfMark Offshore - CEO, President

Overall, we take the fact that the PSV 3000 tender finally came out as a positive. There is a 4500 tender that is almost as old as the 3000 was. It does suggest that Petrobras will be making changes within their fleet and that changes within that fleet will bring vessels from other areas and that will be positive for other areas. The question as far as whether the economics in Brazil improves to the point where we think its appropriate to not take vessels out of the country, that's yet to be proven. We will have to see how these vessels move into Brazil, how the timing and regulatory impact is, and the delay is going on higher, et cetera. It's been a difficult time in Brazil, and it's still a time to watch.

Haithem Nokta - Clarkson Capital Markets - Analyst

Okay. I guess, would you say that posturing from Petrobras has been a little more amenable for your contracts or are they still kind of stiff as before?

Bruce Streeter - GulfMark Offshore - CEO, President

We are not actually involved in any of the negotiation related to the current contracts. Petrobras has difficulty on a continuing basis. No matter how they developed a contract some regulatory body has some objection to it. So almost every time the contracts are different than the previous contracts, some tend to be more onerous than the last. You have to view the contract that is delivered with the tender to evaluate how difficult it is to deliver.

Haithem Nokta - Clarkson Capital Markets - Analyst

Sure Okay. That's all for me. Thanks very much.

Operator

(Operator instructions)

Mark Brown, Citigroup.

Mark Brown - Citigroup - Analyst

Good morning. I just wanted to also congratulate Bruce on your retirement and thank you for all your leadership and insights over the years. My question is on the dry docking. I was just wondering if there was a bit of an acceleration in your dry docking calendar in the first half of this year and whether that will mean you'll have less drydocks in the second half and also what would that mean for 2014 dry docking schedule?

Bruce Streeter - GulfMark Offshore - CEO, President

We have made a number of changes in timing, as you know. We typically try to do as much in first and fourth quarter as we can. But this year, we are a lot more focused on the needs of the customers and meeting the requirements. Last year, as you know, we wrote off some revenue based on one of our clients going out of -- filing bankruptcy. So we moved that vessels drydock up into the first quarter.

The contract in Trinidad specified a certain period without drydock requirement and it also involved us getting paid to make certain modifications to the and vessel. So we moved one of the anchor handlers full drydock into the first quarter. And then we have moved some other drydocks around into second quarter by third, and some into third quarter by second. We did, as you know, picked up one of the Stat Oil contracts, and that's after we do a fairly significant modification to that vessel. So we will do that vessel drydock within the same quarter, slightly earlier than what we had previously anticipated. So there is a lot movement, but we are pretty close to following how the pricing is working out so far.

Mark Brown - Citigroup - Analyst

Thank you. Just on Mexico's. Just wanted to check if you can give any color on how you're seeing that market develop over the course of the year with increasing demand for jack ups. I think you mentioned two anchor handlers if I heard correctly, contracted there, and whether there will be opportunity for more of your vessels to go to that market.

David Rosenwasser - GulfMark Offshore - COO

Mexico on the anchor handlers, there were roll over of contracts. But I do think there is some positive momentum in Mexico. Obviously, we have had a large regime change over the last year and a half, and I think as we look forward, there is obviously some increasing potential in the area. We have in the past moved vessels relatively easily in and out of Mexico on an as-needed basis. And I wouldn't be surprised if we didn't see some more of those opportunities develop over the next year or so.

Mark Brown - Citigroup - Analyst

Great. Thank you very much.

Bruce Streeter - GulfMark Offshore - CEO, President

Thank you.

Operator

Ladies and gentlemen, I have no other questions in the queue, so that will conclude today's question-and-answer session. I would like to turn the conference call back over to Mr. Butters for any closing remarks.

David Butters - GulfMark Offshore - Chairman

Thank you, Jamie. Since around 1990, that goes back quite a while, Bruce has presented before you with a strong guiding hand and an honest assessment of the market conditions. In my opinion, he has done this better than anyone else in our industry. And we will miss him. But I feel confident that because of his tutelage, in the future Quintin will be able to carry out this fine tradition. So I thank Bruce very much for his many years of service and discussing the earnings before your group. So thank you very much and we look forward to the next meeting.

Bruce Streeter - GulfMark Offshore - CEO, President

Okay. Thank you.

Operator

Ladies and gentlemen, that concludes today's conference call. We do thank you for attending. You may now disconnect your telephone lines.

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